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                                                                      Exhibit 21
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Kaiser Inc. has seven active subsidiaries, all of which will become the subsidiaries of Kaiser LLC upon consummation of the merger contemplated by the Conversion Proposal.

Subsidiaries:
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1.   Kaiser Eagle Mountain, Inc., a Delaware corporation (which will be converted into a Delaware limited liability company prior to the merger)
2.   Kaiser Steel Corporation, a Delaware corporation
3.   Kaiser Steel Land Development, Inc. , a Delaware corporation
4. Kaiser Recycling Corporation, a Delaware corporation (which will be converted into a Delaware limited liability company prior to the merger)
5. KSC Recovery, Inc., a Delaware corporation with activities limited to those permitted in the Second Amended Joint Plan of Organization as Modified, as filed with the United States Bankruptcy Court for the District of Colorado on September 19, 1988, incorporated by reference from Exhibit 2.1 of Kaiser Inc.'s Annual Report on Form 10-K for the year ended December 31, 1988
6. Lake Tamarisk Development Corporation, a California corporation (which will be converted into a California limited liability company prior to the merger)
7. Mine Reclamation, LLC, a California limited liability company (formerly Mine Reclamation Corporation)